CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Rochdale Investment Trust and to the use of our report dated February 21, 2003 on the financial statements and financial highlights of the of Rochdale Magna Portfolio, Rochdale Alpha Portfolio, Rochdale Atlas Portfolio, Rochdale Large Growth Portfolio, Rochdale Large Value Portfolio, Rochdale Mid/Small Growth Portfolio, Rochdale Mid/Small Value Portfolio and Rochdale Intermediate Fixed Income Portfolio, each a series of shares of beneficial interest of Rochdale Investment Trust. Such financial statements and financial highlights appear in the 2002 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.




                                                            TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 30, 2003